EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT
dated as of
June 29, 2012
between
CAMDEN NATIONAL BANK
and
THE FIRST, N.A.

EXECUTION COPY

ARTICLE 1

 CERTAIN DEFINITIONS
1.1 Certain Definitions
1.2 Accounting Terms
ARTICLE 2

 THE P&A TRANSACTION
2.1 Purchase and Sale of Assets
2.2 Assumption of Liabilities
2.3 Purchase Price
2.4 Assumption of IRA and Keogh Account Deposits
2.5 Sale and Transfer of Servicing
ARTICLE 3

 CLOSING PROCEDURES; ADJUSTMENTS
3.1 Closing
3.2 Payment at Closing
3.3 Adjustment of Purchase Price
3.4 Proration; Other Closing Date Adjustments
3.5 Seller Deliveries
3.6 Purchaser Deliveries
3.7 Delivery of the Loan Documents
3.8 Real Property Filings
3.9 Allocation of Purchase Price
ARTICLE 4

 TRANSITIONAL MATTERS
4.1 Transitional Arrangements
4.2 Customers
4.3 Access to Records
4.4 Interest Reporting and Withholding
4.5 Negotiable Instruments
4.6 Data Processing Conversion for the Branch and Handling of Certain Items
4.7 Employee Training
4.8 Telephone Numbers
4.9 ATMs
ARTICLE 5

 REPRESENTATIONS AND WARRANTIES OF SELLER
5.1 Corporate Organization and Authority
5.2 No Conflicts
5.3 Approvals and Consents
5.4 Litigation and Undisclosed Liabilities
5.5 Regulatory Matters
5.6 Compliance with Laws
5.7 Loans
5.8 Records
5.9 Title to Assets
5.10 Deposits
5.11 Environmental Laws; Hazardous Substances
5.12 Brokers' Fees
5.13 Property
5.14 Absence of Certain Changes or Events
5.15 Employee Benefit Plans; Labor Matters
5.16 Available Funds
5.17 Limitations on Representations and Warranties
ARTICLE 6

 REPRESENTATIONS AND WARRANTIES OF PURCHASER
6.1 Corporate Organization and Authority
6.2 No Conflicts
6.3 Approvals and Consents
6.4 Regulatory Matters
6.5 Litigation and Undisclosed Liabilities
6.6 Operation of the Branch
6.7 Brokers' Fees
6.8 Financing to be Available
6.9 Limitations on Representations and Warranties
ARTICLE 7

 COVENANTS OF THE PARTIES
7.1 Access and Confidentiality
7.2 Regulatory Approvals
7.3 Efforts to Consummate; Further Assurances
7.4 Solicitation of Accounts; Non-Solicitation
7.5 Change of Name, Etc
7.6 BOA Agreement
ARTICLE 8

 TAXES AND EMPLOYEE BENEFITS
8.1 Tax Representations
8.2 Proration of Taxes
8.3 Sales and Transfer Taxes
8.4 Information Returns
8.5 Payment of Amount Due under Article 8
8.6 Assistance and Cooperation
8.7 Transferred Employees
ARTICLE 9

 CONDITIONS TO CLOSING
9.1 Conditions to Obligations of Purchaser
9.2 Conditions to Obligations of Seller
ARTICLE 10

 TERMINATION
10.1 Termination
10.2 Effect of Termination
ARTICLE 11

 INDEMNIFICATION
11.1 Indemnification
11.2 Exclusivity
11.3 AS-IS Sale; Waiver of Warranties
ARTICLE 12

 MISCELLANEOUS
12.1 Survival
12.2 Assignment
12.3 Binding Effect
12.4 Public Notice
12.5 Notices
12.6 Expenses
12.7 Governing Law; Consent to Jurisdiction
12.8 Waiver of Jury Trial
12.9 Entire Agreement; Amendment
12.10 Third Party Beneficiaries
12.11 Counterparts
12.12 Headings
12.13 Severability
12.14 Interpretation
12.15 Specific Performance

EXECUTION COPY

List of Exhibits
Exhibit 1.1(a)	Deposits
Exhibit 1.1(b)	Excluded Deposits
Exhibit 1.1(c)	Loans
Exhibit 1.1(d)	Personal Property
Exhibit 1.1(e)	Seller's Knowledge
Exhibit 2.4(c)	Excluded IRA/Keogh Account Deposits
Exhibit 3.5(b)	Form of Bill of Sale
Exhibit 3.5(c)	Form of Assignment and Assumption Agreement
Exhibit 4.8	Branch Telephone Numbers

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of June 29, 2012 (this "Agreement"), between Camden National Bank, a national banking association, organized under the laws of the United States, with its principal office located in Camden, Maine ("Seller"), and The First, N.A., a national banking association, organized under the laws of the United States, with its principal office located in Damariscotta, Maine ("Purchaser").
RECITALS
WHEREAS, Seller is a party to that certain Purchase and Assumption Agreement, dated as of April 23, 2012 (the "BOA Agreement"), between Seller and Bank of America, National Association ("BOA"), pursuant to which Seller will acquire from BOA, and BOA will transfer to Seller, certain banking operations in the State of Maine, in accordance with and subject to the terms and conditions of the BOA Agreement;
WHEREAS, subject to the consummation of the transactions contemplated by the BOA Agreement, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Maine, in accordance with and subject to the terms and conditions of this Agreement; and
WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, the land, building and improvements located at 145 Exchange Street, Penobscot County, Bangor, Maine, and all improvements thereon and all rights and easements appurtenant thereto, pursuant to a Purchase and Sale Agreement, dated as of June 29, 2012 (the "Bangor P&S Agreement").
NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:
ARTICLE 1

 CERTAIN DEFINITIONS
1.1                  Certain Definitions.  The terms set forth below are used in this Agreement with the following meanings:
"Accrued Interest" means, as of any date, (a) with respect to a Deposit, interest which is accrued on such Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Loan, interest which is accrued on such Loan to but excluding such date and not yet paid.
"Adjusted Payment Amount" means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.
"Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.  As used in this definition, the term "person" shall be broadly interpreted to include any corporation, company, partnership and individual or group.
"Agreement" means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).
"Assets" has the meaning set forth in Section 2.1(a).
"Assignment and Assumption Agreement" has the meaning set forth in Section 3.5(c).
"Assumed Liabilities" has the meaning set forth in Section 2.2(a).
"Bangor P&S Agreement" has the meaning set forth in the preamble.
"Benefit Plan" means each employee benefit plan, program or other arrangement that is sponsored or maintained by BOA or any of its Affiliates or to which BOA or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Branch Employees or their dependents participate.
"BOA" has the meaning set forth in the preamble.
"BOA 401(k) Plan" has the meaning set forth in Section 8.7(h).
"BOA Agreement" has the meaning set forth in the preamble.
"Branch Employees" means the employees of BOA or its Affiliates employed at the Branch on the Closing Date who provide services directly relating to the operation of the Branch (including any employees who are Leave Recipients) and set forth on the list provided by Seller in accordance with Section 5.15(a), as updated from time to time.
"Branch" means the banking office acquired by Seller from BOA under the BOA Agreement located at 63 Union Street, Rockland, Maine.
"Business Day" means a day on which banks are generally open for business in the State of New York, and which is not a Saturday or Sunday.
"Closing" and "Closing Date" refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 5:00 p.m., Eastern time, on such date.
"Code" means the Internal Revenue Code of 1986, as amended.
"Controlling Party" has the meaning set forth in Section 11.1(f).
"CRA" has the meaning set forth in Section 6.4(f).
"Deductible" has the meaning set forth in Section 11.1(e).
"Deposit(s)" means deposit liabilities with respect to deposit accounts booked by Seller or BOA at the Branch, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding (a) any Excluded IRA/Keogh Account Deposits and (b) any Excluded Deposits.  Exhibit 1.1(a) contains a list of Deposits as of December 31, 2011 with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is eight (8) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is four (4) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).
"Draft Allocation Statement" has the meaning set forth in Section 3.9(a).
"Draft Closing Statement" means a draft closing statement, prepared by Seller and in a form mutually agreed to by the parties, setting forth Seller's reasonable estimated calculation of the Purchase Price, the Estimated Payment Amount, and, to the extent practicable, the prorated Items of proration set forth in Section 3.4, in each case as of the close of business on the date that is eight (8) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is four (4) Business Days prior to the Closing Date).  In connection with Seller's delivery of the Draft Closing Statement, Seller shall deliver to Purchaser any reasonably requested work papers, schedules and other supporting data used by Seller to calculate and prepare the Draft Closing Statement and reasonably necessary for Purchaser to review and confirm the amounts set forth in the Draft Closing Statement.
"Encumbrances" means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Taxes and/or other payments not yet due and payable, and any such matters as do not materially and adversely affect the current use of the properties or assets subject thereto and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.
"Environmental Law" means any Federal, state, or local law (including common law), statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, relating to (a) the protection, preservation or restoration of the environment (including air (including indoor air), soil, vapor, surface water, groundwater, drinking water supply, sediment, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect.  Environmental Laws include the Clean Air Act (42 U.S.C §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C §9601 et seq.); the Resource Conservation and Recovery Act (42 USC §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C §651 et seq.).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.
"Escheat Deposits" means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branch which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.
"Estimated Payment Amount" means (a) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (b) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.
"Excluded Assets" has the meaning set forth in Section 2.1(b).
"Excluded Deposits" means (a) those deposit liabilities that are or would be considered "brokered deposits" for purposes of the rules and regulations of the FDIC, any of which, as of the date hereof, are listed on Exhibit 1.1(b), and (b) Escheat Deposits.
"Excluded IRA/Keogh Account Deposits" has the meaning set forth in Section 2.4(c).
"Excluded Liabilities" has the meaning set forth in Section 2.2(b).
"Excluded Taxes" means (a) any Taxes of BOA, Seller or any of their respective Affiliates for or applicable to any period, and (b) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branch for, or applicable to, the Pre-Closing Tax Period.
"FDIC" means the Federal Deposit Insurance Corporation.
"Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the "Federal Funds Effective Rate" at the date of this Agreement.
"Federal Reserve Board" means the Board of Governors of the Federal Reserve System.
"Final Allocation Statement" has the meaning set forth in Section 3.9(a).
"Final Closing Statement" means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the forty-fifth (45th) calendar day following the Closing Date setting forth the Purchase Price, the Adjusted Payment Amount, and the prorated Items of proration set forth in Section 3.4.
"GAAP" has the meaning set forth in Section 1.2.
"Hazardous Substance" means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.
"IRA" means an "individual retirement account" or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.
"IRS" means the Internal Revenue Service.
"Item" means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.
"Keogh Account" means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401(c) of the Code.
"Leave Recipient" has the meaning set forth in Section 8.7(a)(ii).
"Loans" means the loans that are listed on Exhibit 1.1(c), including all overdrafts with respect thereto.  "Loans" shall not include any loan described in the foregoing sentence if such loan, as of the Closing Date, (a) is subject to a pending legal proceeding related to a customer's inability or refusal to pay such loan, (b) is more than thirty (30) days past due with respect to the payment of principal or interest and with respect to which proceedings are pending against the obligor or obligors of such loan under Title 11 of the United States Code, or (c) is on non-accrual or pre‑foreclosure status.  "Loans" do not include the interest of any participants in such Loans or Loans that have been the subject of securitizations.  Exhibit 1.1(c) shall be updated by Seller as of 5:00 p.m., Eastern time, on the date that is eight (8) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is four (4) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).
"Loan Documents" means the Loan files and all documents with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, mortgages, loan agreements, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financial statements, internally prepared financial statements, commitment letters, loan agreements, including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies), and all written modifications, waivers and consents relating to any of the foregoing.
"Loss" means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1.
"Material Adverse Effect" means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branch, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the Branch, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities, or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement), or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.
"Negative Deposits" means Deposit account overdrafts.
"Non-Controlling Party" has the meaning set forth in Section 11.1(f).
"Net Book Value" means the carrying value of each of the Assets as reflected on the books of BOA on the Closing Date and acquired by Seller from BOA under the BOA Agreement in accordance with GAAP.
"Obligor" has the meaning set forth in Section 5.7(a)(i).
"Order" has the meaning set forth in Section 9.1(b).
"P&A Transaction" means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.
"Person" means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.
"Personal Property" means the personal property goods located in the Branch and acquired by Seller from BOA under the BOA Agreement, and used or held for use in the business or operation of the Branch, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding BOA licensed software, but including ATM hardware, alarm contacts, safe, cash canisters, security camera, KABA-MAS locks, ADA audio hardware, deposit automation hardware, keys and lock combinations), equipment, security systems equipment (but not including any external connections or software relating thereto), safe deposit boxes (exclusive of contents), vaults and sign structures.  Exhibit 1.1(d) contains an overview of the Personal Property as of December 31, 2011, and Exhibit 1.1(d) shall be updated by Seller to include a complete and accurate list of the Personal Property as of 5:00 p.m., Eastern time, on the date that is eight (8) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is four (4) Business Days prior to the Closing Date) and as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date).
"Pre-Closing Tax Period" means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.
"Property Taxes" means real, personal, and intangible ad valorem property Taxes.
"Purchase Price" has the meaning set forth in Section 2.3.
"Purchaser 401(k) Plan" has the meaning set forth in Section 8.7(h).
"Purchaser Benefit Plans" has the meaning set forth in Section 8.7(d).
"Purchaser Disclosure Schedule" means the disclosure schedule of Purchaser delivered to Seller in connection with the execution and delivery of this Agreement.
"Purchaser Taxes" has the meaning set forth in Section 11.1(f).
"Real Property" means the parcel of real property on which the Branch is located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto.
"Records" means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that are in Seller's or any of its Affiliates' possession or control, or are reasonably obtainable in the ordinary course, and that pertain to and are necessary for the conduct of the business of the Branch following the Closing (including transaction tickets through the Closing Date and all records for closed accounts located in the Branch and excluding any other transaction tickets and records for closed accounts); provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller's permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets of Seller other than the Assets or the Excluded Liabilities, (iii) the personnel files and records relating to Branch Employees or (iv) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by subclause (iv), Purchaser shall be permitted to obtain copies of portions of such books and records to the extent information set forth therein relates to the Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser's operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Assets and Assumed Liabilities to the extent necessary to comply with applicable law or regulation or tax or accounting requirements, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.
"Regulatory Approvals" means the approval of any Regulatory Authority required to consummate the P&A Transaction.
"Regulatory Authority" means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.
"Safe Deposit Agreements" means the agreements that are in Seller's possession relating to safe deposit boxes located in the Branch.
 "Seller Disclosure Schedule" means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.
"Seller Taxes" has the meaning set forth in Section 11.1(f).
"Seller's Knowledge" or other similar phrases means information that is actually known to the Persons set forth on Exhibit 1.1(e).
"Severance Period" has the meaning set forth in Section 8.7(c).
"Straddle Period" means any taxable period beginning on or prior to and ending after the Closing Date.
"Survival Period" has the meaning set forth in Section 12.1(a).
"Tax Claim" has the meaning set forth in Section 11.1(f).
"Tax Returns" means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Taxes" means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.
"Title Insurance" has the meaning set forth in Section 3.5(h).
"Title Policy" has the meaning set forth in Section 3.5(h).
"Transaction Account" means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.
"Transfer Date" means (i) with respect to Branch Employees who are not Leave Recipients as of the Closing Date and who accept Purchaser's offer of employment, the Closing Date, and (ii) with respect to Branch Employees who are Leave Recipients as of the Closing Date and who accept Purchaser's offer of employment, the date of active commencement of a Branch Employee's employment with Purchaser or one of its Affiliates, as applicable, within the time period set forth in Section 8.7(a)(ii).
"Transfer Taxes" has the meaning set forth in Section 8.3.
"Transferred Employees" has the meaning set forth in Section 8.7(a)(i).
"Welfare Benefits" shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).
1.2                  Accounting Terms.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America ("GAAP").
ARTICLE 2

 THE P&A TRANSACTION
2.1                  Purchase and Sale of Assets.  (a)  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest, as of the Closing Date, in and to the following (collectively, the "Assets"):
(i)	the Real Property;
(ii)	the Personal Property;
(iii)
the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.5;

(iv)	the Negative Deposits;
(v)	the Safe Deposit Agreements, keys to the safe deposit boxes and all other records as exist and are in Seller's possession or control related to the safe deposit box business at the Branch;
(vi)
any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branch (other than Excluded Taxes); and

(vii)	the Records.
(b)                    Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates (including any business relationship that Seller or its Affiliates may have with any customer of Seller or its Affiliates (other than those relationships solely in respect of such customers' status as a holder of Loans or Deposits)) (the "Excluded Assets").  For the avoidance of doubt, except as contemplated by Section 7.5, no right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates, is being sold, and any such right shall be an Excluded Asset.
2.2                  Assumption of Liabilities.  (a)  Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller, other than the Excluded Liabilities, to be discharged, performed, satisfied or paid on or after the Closing Date (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the "Assumed Liabilities"):
(i)	the Deposits, including Deposits in IRAs and Keogh Accounts to the extent contemplated by Section 2.4;
(ii)	the Personal Property and the Real Property;
(iii)	the Safe Deposit Agreements;
(iv)	the Loans and the servicing of the Loans pursuant to Section 2.5;
(v)	liabilities to any Transferred Employee in respect of his or her employment with Purchaser on or after the Transfer Date, including as set forth in Section 8.7; and
(vi)	liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branch (other than Excluded Taxes).
(b)                    Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of Seller or any of its Affiliates, other than the Assumed Liabilities or as otherwise expressly assumed hereunder, including the following (collectively, the "Excluded Liabilities"):
(i)
any liabilities or obligations to the extent arising from any investigations, actions, suits or proceedings against Seller, the Assets or the Assumed Liabilities pending or, to Seller's Knowledge, threatened as of or prior to 5:00 p.m., Eastern time, on the Closing Date;

(ii)
any liabilities or obligations to the extent arising from violations of applicable law, rule or regulation, breach of fiduciary duties or tortious conduct by Seller or any of its Affiliates prior to 5:00 p.m., Eastern time, on the Closing Date, including actions or omissions by Seller or any of its Affiliates prior to 5:00 p.m., Eastern time, on the Closing Date resulting in lender liability;

(iii)
any liabilities or obligations to the extent arising from any breach of, default under or failure to perform under any contract, agreement, arrangement or understanding to which Seller or any of its Affiliates are party, by Seller or any of its Affiliates prior to 5:00 p.m., Eastern time, on the Closing Date; and

(iv)	any liabilities or obligations to the extent relating to an Excluded Asset, whether arising prior to or after 5:00 p.m., Eastern time, on the Closing Date.
2.3                  Purchase Price.  The purchase price ("Purchase Price") for the Assets shall be the sum of the following U.S. dollar amounts:
(a)                    An amount equal to 10.01% of the average daily closing balance (including Accrued Interest) of the Deposits for the thirty (30) calendar-day period prior to the Closing Date;
(b)                    The aggregate Net Book Value of all the Assets; and
(c)                    Accrued Interest with respect to the Loans.
2.4                  Assumption of IRA and Keogh Account Deposits.  (a)  With respect to Deposits in IRAs, Seller will use reasonable best efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller's authority and responsibility as custodian of all such IRA deposits, including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities.  If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller's agreement with the depositor of the IRA deposits affected thereby.
(b)                    With respect to Deposits in Keogh Accounts, Seller shall use reasonable best efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor's Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee or custodian, as the case may be, thereof, and to adopt Purchaser's (or such Affiliate's) form of Keogh Master Plan as a successor to that of Seller.  Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing.  With respect to any owner of a Keogh Account who does not adopt Purchaser's (or such affiliate's) form of Keogh Master Plan, Seller will use reasonable best efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branch.
(c)                    If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Exhibit 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute "Excluded IRA/Keogh Account Deposits."
2.5                  Sale and Transfer of Servicing.  The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser.  As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Purchaser.  Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Loans on or prior to the Closing Date.
ARTICLE 3

 CLOSING PROCEDURES; ADJUSTMENTS
3.1                  Closing.  (a)  The Closing will be held at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts 02109 or such other place as may be agreed to by the parties.
(b)                    Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall be on a date and time to be mutually agreed upon.  Unless the parties agree otherwise, (i) the Closing of the P&A Transaction and the closing of the transactions contemplated in the Bangor P&S Agreement shall occur simultaneously on the Closing Date, and (ii) the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the second Business Day following the Closing Date.
3.2                  Payment at Closing.  (a)  At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.
(b)                    All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the second (2nd) Business Day prior to the Closing Date) on or before 12:00 noon, Eastern time, on the date of payment.
(c)                    If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.
3.3                  Adjustment of Purchase Price.  (a)  On or before 12:00 noon, Eastern time, on the forty-sixth (46th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement, and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement.
(b)                    The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the twenty-fifth (25th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The determination of such accounting firm shall be final and binding on the parties hereto.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.
(c)                    On or before 12:00 noon, Eastern time, on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate.  Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.
3.4                  Proration; Other Closing Date Adjustments.  (a)  Except as otherwise specifically provided in this Agreement, it is the intention of the parties that BOA will operate the Branch until 5:00 p.m., Eastern time, on the Closing Date, and that Purchaser shall operate the Branch, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date.  Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branch shall be prorated as provided in Section 3.4(b) as of 5:00 p.m., Eastern time, on the Closing Date.  Those items being prorated Items of proration will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.
(b)                    For purposes of this Agreement, items of proration and other adjustments shall include:  (i) FDIC deposit insurance assessments; (ii) wages, salaries and employee compensation, benefits and expenses; (iii) trustee or custodian fees on Deposits in IRAs and Keogh Accounts; (iv) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities (including without limitation real and personal property taxes), as of the close of business on the Closing Date; and (v) safe deposit rental payments previously received by Seller.
3.5                  Seller Deliveries.  At the Closing, Seller shall deliver to Purchaser:
(a)                    Statutory quitclaim with covenant deeds and other instruments of conveyance as may be necessary to sell, transfer and convey all right, title and interest in and to the Real Property to Purchaser, free and clear of all Encumbrances (other than customary title exceptions that do not impair in any material respect Purchaser's use of the Real Property as currently used, easements and restrictions of record or visible from the ground that do not impair in any material respect Purchaser's use of the Real Property as currently used, applicable zoning laws, building restrictions and all other laws of duly constituted public authorities and grants of public rights of way), in forms to be reasonably agreed upon by Seller and Purchaser;
(b)                    A bill of sale in substantially the form of Exhibit 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser;
(c)                    An assignment and assumption agreement in substantially the form of Exhibit 3.5(c), with respect to the Assumed Liabilities, except for Loans as contemplated by Section 3.5(g) (the "Assignment and Assumption Agreement");
(d)                    The certificate required to be delivered by Seller pursuant to Section 9.1(e);
(e)                    Seller's resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;
(f)                    A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B);
(g)                    (i) an executed global assignment of the Loan Documents, in a form reasonably satisfactory to Purchaser, assigning all of the rights, benefits and title to each of the Loans, and (ii) a power of attorney duly executed by Seller and granting Purchaser the ability to take the following actions on Seller's behalf:  (A) obtaining original executed copies of each promissory note evidencing a Loan along with an allonge executed by the current holder of such promissory note endorsing it over to Purchaser or Purchaser's designee, and (B) executing an assignment of mortgage, deed of trust or other real property security instrument, as applicable, in recordable form (for the avoidance of doubt, meaning in compliance with the recording requirements of the applicable county land records), for any existing mortgage, deed of trust or other real property security instrument, as applicable, securing each Loan;
(h)                    Affidavits and such other customary documentation as shall be reasonably required by a title company selected by Purchaser and reasonably acceptable to Seller to issue title insurance policies (each, a "Title Policy," and collectively, the "Title Insurance") with respect to the Real Property insuring Purchaser or its designee as owner of marketable fee simple title;
(i)                    The Safe Deposit Agreements, Seller's keys to the safe deposit boxes and all other records as exist and are in Seller's possession or control related to the safe deposit box business at the Branch; and
(j)                    The Records.
3.6                  Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Seller:
(a)                    The Assignment and Assumption Agreement;
(b)                    Purchaser's acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;
(c)                    The certificate required to be delivered by Purchaser pursuant to Section 9.2(e).
3.7                  Delivery of the Loan Documents.  As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) received by Seller or its Affiliates from BOA.  Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be borne by Seller.
3.8                  Real Property Filings.  On the Closing Date, Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to the Real Property shall be duly vested in Purchaser.  The Title Insurance and all escrow closing costs shall be borne equally by Purchaser and Seller.
3.9                  Allocation of Purchase Price.   (a) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the "Draft Allocation Statement") setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code.  If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below.  If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items.  If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller.  The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller's failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a) (the "Final Allocation Statement"), shall be final and binding upon the parties.  Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.
(b)                    Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement.  Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement.  Except as otherwise required pursuant to a "determination" under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement.  In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit.  Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.
ARTICLE 4

 TRANSITIONAL MATTERS
4.1                  Transitional Arrangements.  Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branch:
(a)                    Not later than twenty (20) calendar days after the date of this Agreement, Seller will meet with Purchaser at Seller's headquarters to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser any information regarding Seller's relationship with the customers outside of the Branch (e.g., other customer products, householding information).  Seller and Purchaser agree that all Loans shall be converted manually.
(b)                    Seller shall use commercially reasonable efforts to deliver to Purchaser a file of all active Deposit account numbers within thirty (30) calendar days after the date of this Agreement.
4.2                  Customers.  As soon as reasonably practicable following the receipt of the Regulatory Approvals, Seller shall use reasonable best efforts to cause BOA to notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits.  Seller and Purchaser shall agree (and Seller shall use reasonable best efforts to cause BOA to agree) to mutually acceptable terms and conditions under which each of BOA, Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branch and other Persons that BOA, Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller or BOA and any customer in connection with the transactions contemplated hereby.  As soon as reasonably practicable, Seller shall provide to Purchaser a report of the names, addresses, telephone numbers and, to the extent available, email addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time.
4.3                  Access to Records.  (a) From and after the Closing Date, each of the parties shall permit the other, at such other party's sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements.  Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever.  All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period.
(b)      Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party's business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party's request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.1(b) and 7.1(c).
4.4                  Interest Reporting and Withholding.  (a)  Unless otherwise agreed to by the parties, Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits.  Any amounts required by any governmental agencies to be withheld from any of the Deposits subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.
(b)                    Unless otherwise agreed to by the parties, Purchaser shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered following the Closing Date with respect to the Deposits.
(c)                    Unless otherwise agreed to by the parties, Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.
4.5                  Negotiable Instruments.  Seller or BOA will remove any supply of Seller's or BOA's money orders, official checks, gift checks, travelers' checks or any other negotiable instruments located at the Branch on the Closing Date.
4.6                  Data Processing Conversion for the Branch and Handling of Certain Items.  The conversion of the data processing with respect to the Branch and the Assets and Assumed Liabilities will be completed as soon as possible following the Closing Date unless otherwise agreed to by the parties.
4.7                  Employee Training.  After receipt of Regulatory Approvals (except for the expiration of statutory waiting periods), Seller and Purchaser shall agree (and Seller shall use reasonable best efforts to cause BOA to agree) to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training to BOA's employees at the Branch who are reasonably anticipated to become Transferred Employees.
4.8                  Telephone Numbers.  The telephone number associated with the Branch and that is set forth on Exhibit 4.8 shall be transferred to the Purchaser via an order submitted to the applicable telephone carrier using a mutually agreed-upon process, and Purchaser shall be responsible for related charges and expenses following the Closing Date.
4.9                  ATMs.  Seller and Purchaser shall cooperate to minimize down-time of Branch ATMs, and Purchaser agrees to remove all Seller or BOA signage, plaques, or other branding prior to allowing Purchaser customer use of such ATMs.
ARTICLE 5

 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:
5.1                  Corporate Organization and Authority.  Seller is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branch.  Seller and each of its Affiliates has the requisite corporate power and authority and has taken all shareholder and corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
5.2                  No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or would materially prevent or delay Seller from performing its obligations under this Agreement in all material respects.  Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at the Branch as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller's Knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.
5.3                  Approvals and Consents.  Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller.  There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.
5.4                  Litigation and Undisclosed Liabilities.  There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller's Knowledge, threatened against Seller and affecting or relating to in any material manner the Branch, the Assets or the Assumed Liabilities or against the Branch.  To Seller's Knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Branch, the Assets or the Assumed Liabilities other than as otherwise disclosed in this Agreement.
5.5                  Regulatory Matters.  (a)  There are no pending or, to Seller's Knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, affecting or relating to the Branch, the Assets or the Assumed Liabilities in any material respect or in any respect affecting or relating to the Branch, the Assets or the Assumed Liabilities following the Closing.
(b)                    Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.
(c)                    Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case affecting or relating to the Branch, the Assets or the Assumed Liabilities in any material respect or any respect affecting or relating to the Branch, the Assets or the Assumed Liabilities following the Closing.
5.6                  Compliance with Laws.  All business of the Branch or relating to the Assets and the Assumed Liabilities has been conducted in material compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto.
5.7                  Loans.  (a)  To Seller's Knowledge, each Loan:
(i)
represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor.  Seller has no knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Loan involved;

(ii)
is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

(iii)
(A) was originated in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller's books and records is true and correct as of the date indicated therein, (B) has an assignable Lien, to the extent secured by a valid and enforceable Lien in the collateral therefor, and has the priority reflected in Seller's records and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore; complies with all applicable requirements of federal, state, and local laws, and regulations thereunder; and

(iv)
the servicing practices of Seller used with respect to the Loan have been consistent with Seller's practices in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder.

(b)                          Except as set forth in Section 5.7(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.
5.8                  Records.  To Seller's Knowledge, the Records accurately reflect in all material respects, as of their respective dates, the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder.  The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law.
5.9                  Title to Assets.  Subject to the consummation of the transactions contemplated in the BOA Agreement, Seller will be the lawful owner of each of the Assets, free and clear of all Encumbrances.  Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to all of the material Assets, free and clear of any Encumbrances.
5.10                  Deposits.  To Seller's Knowledge, all of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws, the Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due.  All of the Deposits are transferable at the Closing to Purchaser, and, to Seller's Knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority.  Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits.
5.11                  Environmental Laws; Hazardous Substances.  To Seller's Knowledge,
(i)	The Real Property is and has been operated by BOA in compliance in all material respects with all applicable Environmental Laws;
(ii)
The Real Property is not the subject of any written notice received by BOA or Seller from any governmental authority or other Person alleging the material violation of or material liability under, any applicable Environmental Laws;

(iii)	The Real Property is not currently subject to any court order, administrative order or decree arising under any Environmental Law;
(iv)
The Real Property has not been used by BOA or Seller or any other Person for the disposal of Hazardous Substances, and no Hazardous Substances are present at, on or under the Real Property in a manner, amount or concentration requiring remediation or any other response action under any applicable Environmental Law;

(v)	The only use of any Hazardous Substances at the Real Property has been in such amounts and types as is lawful under Environmental Law;
(vi)	The Real Property has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws; and
(vii)	There are no (a) active or abandoned underground storage tanks, (b) gasoline or service stations, or (c) dry-cleaning facilities or operations at, on, in or under the Real Property.
5.12                  Brokers' Fees.  Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Endicott Financial Advisors, L.L.C., for which Seller shall be solely liable.
5.13                  Property.
(a)                    Subject to the consummation of the transactions contemplated in the BOA Agreement, Seller will convey to Purchaser at the Closing, good and marketable title, such as is insurable by any reputable title insurance company, to the Real Property, free and clear of all Encumbrances.  No lien, judgment or encumbrance which (A) does not specifically pertain to the Real Property and (B) is insured by the title company insuring Purchaser's title to the Real Property without additional premiums and without requiring delivery of any legal opinions or indemnities by Purchaser, shall be deemed to render title to the Real Property unmarketable or uninsurable.
(b)                    Seller has not received, and to Seller's Knowledge, BOA has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable land use, zoning, building, fire and other applicable laws and regulations relating to the Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser's use and enjoyment of the Real Property, there is no action, suit, proceeding or investigation pending or, to Seller's Knowledge, threatened before any governmental authority that relates to Seller or the Real Property, and to Seller's Knowledge, there is no action, suit, proceeding or investigation pending or threatened before any governmental authority that relates to BOA.
(c)                    To Seller's Knowledge, BOA has not received any written notice of any actual or pending condemnation proceeding relating to the Branch, nor, to Seller's Knowledge, has any such proceeding been threatened.
(d)                    To Seller's Knowledge, BOA has received no written notice of any material default or breach by BOA under any covenant, condition, restriction, right of way or easement affecting the Real Property or any portion thereof, and, to Seller's Knowledge, no such default or breach now exists.
(e)                    Neither Seller nor any of its Affiliates nor, to Seller's Knowledge, BOA has entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller's Knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.
(f)                    Subject to the consummation of the transactions contemplated in the BOA Agreement, Seller will have valid title to its Personal Property, free and clear of all Encumbrances, and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property.  To Seller's Knowledge, the Personal Property is in working order in all material respects (subject to ordinary wear and tear).
5.14                  Absence of Certain Changes or Events.  Since December 31, 2011, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller.
5.15                  Employee Benefit Plans; Labor Matters.
(a)                    Seller has previously provided to Purchaser in writing complete and accurate lists of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee's job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive compensation for performance year 2011, target incentive compensation for performance year 2012 (if any), business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by BOA or its Affiliates), regularly scheduled hours, job band, annual vacation entitlement, applicable incentive plan and date of hire (original and most recent as applicable).  Such lists shall be updated by Seller and provided to Purchaser thirty (30) calendar days following the date hereof and on other dates as mutually agreed to by Purchaser and Seller.
(b)                    To Seller's Knowledge, no Benefit Plan that is subject to Title IV of ERISA has any "unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA that could reasonably be expected to subject Purchaser (or an Affiliate of Purchaser) to liability, directly or indirectly.
(c)                    To Seller's Knowledge, no Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.
(d)                    To Seller's Knowledge, no Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee's employment with BOA.  With respect to any Branch Employee, to Seller's Knowledge, (i) BOA is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or threatened.
(e)                    To Seller's Knowledge as of the date hereof, no matters exist that would provide for a basis for termination of any Branch Employee under existing personnel policies and practices of Seller as in effect on the date hereof.
5.16                  Available Funds.  Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.
5.17                  Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.
ARTICLE 6

 REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows:
6.1                  Corporate Organization and Authority.  Purchaser is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business conducted at the Branch substantially as currently conducted by Seller.  Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
6.2                  No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
6.3                  Approvals and Consents.  Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
6.4                  Regulatory Matters.  (a)  There are no pending or, to Purchaser's knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.
(b)                    Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not timely receive any necessary approval or authorization of all applicable bank Regulatory Authorities.
(c)                    Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.
(d)                    Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least "well capitalized" (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser's primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any capital requirement, standard or ratio.
(e)                    Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any governmental authority, as a condition to the receipt of any of the Regulatory Approvals.
(f)                    Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated "Satisfactory" or "Outstanding" for performance under the Community Reinvestment Act (the "CRA") following its most recent CRA performance  examination by a Regulatory Authority.  Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.
(g)                    Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.
6.5                  Litigation and Undisclosed Liabilities.  There are no actions, suits or proceedings pending or, to Purchaser's knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser's knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.
6.6                  Operation of the Branch.  Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branch.
6.7                  Brokers' Fees.  Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.
6.8                  Financing to be Available.  Purchaser's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.
6.9                  Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.
ARTICLE 7

 COVENANTS OF THE PARTIES
7.1                  Access and Confidentiality.  (a)  Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser, and shall use reasonable best efforts to cause BOA to afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets, the Assumed Liabilities and the Branch Employees; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating solely to loans held by Seller or BOA, including information regarding borrowers, or any information to the extent relating solely to Seller's or BOA's other branches, facilities and operations not subject to this Agreement.  Seller shall identify to Purchaser, within thirty (30) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a "transition group" who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser's investigation of matters relating to the Assets, the Assumed Liabilities and transition matters.  Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement.  Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)                    From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which was or becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates, the Branch, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller's rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises reasonable best efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.
(c)                    From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branch, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser's rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.
7.2                  Regulatory Approvals.  (a)  As soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals.  Purchaser shall take all necessary actions to obtain each such approval as promptly as reasonably practicable and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval.  Seller will cooperate (and shall use reasonable best efforts to cause BOA to cooperate) in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.
(b)      The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.
(c)      Purchaser shall not, and shall cause its Affiliates to not, knowingly take any action that would reasonably be expected to (i) result in a Material Adverse Effect with respect to Purchaser or (ii) prevent, materially impede or delay Purchaser's receipt of any Regulatory Approvals or the consummation of the transactions contemplated by this Agreement.

7.3                  Efforts to Consummate; Further Assurances.  (a)  Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.
(b)                    From time to time following the Closing, at Purchaser's request, Seller will (i) duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities, and (ii) furnish upon request to Purchaser further information and do other acts and things, all as Purchaser may reasonably request for the purpose of carrying out the intent of this Agreement.
(c)                    On and after the Closing Date, each party will promptly deliver to the other, at such other party's expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS "B" tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.
(d)                    Purchaser hereby gives Seller further assurances that in the event that, following the Closing, Purchaser receives or otherwise possesses any asset or liability of Seller that the parties reasonably agree is not an Asset or an Assumed Liability, Purchaser shall promptly execute, acknowledge and deliver all such instruments as may be reasonably necessary to effectively vest in Seller title to such asset or liability, as is reasonably agreed to by each party; provided that, for the avoidance of doubt, the terms of this Section 7.4(d) are not intended to limit or otherwise modify in any way the parties' rights and obligations under this Agreement.
(e)                    Seller hereby gives Purchaser further assurances that in the event that, following the Closing, Seller possesses any asset or liability of Seller that the parties reasonably agree is an Asset or an Assumed Liability, Seller shall, promptly execute, acknowledge and deliver all such instruments as may be reasonably necessary to effectively vest in Purchaser title to such asset or liability, as is reasonably agreed to by each party; provided that, for the avoidance of doubt, the terms of this Section 7.4(e) are not intended to limit or otherwise modify in any way the parties' rights and obligations under this Agreement.
(f)                    In the event any transfer of an asset or liability of Seller is undertaken pursuant to Section 7.4(d) or Section 7.4(e), the parties shall, as between themselves, treat any such asset or liability as having been or not been transferred, as the case may be, as of the Closing with an appropriate adjustment reflected in the Final Closing Statement as reasonably agreed to by the parties.
(g)                    Prior to the Closing Date, Seller shall provide notice to Purchaser to the extent that Seller has knowledge of any facts or circumstances that exist that would provide for a basis for termination of any Branch Employee under existing personnel policies and practices of Seller then in effect.
7.4                  Solicitation of Accounts; Non-Solicitation.  (a) For a period of two (2) years following the Closing Date, Seller agrees that it will not use Branch customer information files or Records that relate to the Assets and Assumed Liabilities that are to be assumed by Purchaser pursuant to this Agreement to solicit financial services business, including deposits, loans and other financial products, of the type offered through the Branch as of the date hereof; provided, however, that, for the avoidance of doubt, this Section 7.4(a) shall not prohibit or in any way limit Seller or any of its Affiliates, after the Closing Date, from offering products and services to customers as part of the businesses of Seller and its Affiliates, so long as such activities are not conducted through the use of the information described in the preceding clause.  Except as set forth in the foregoing sentence, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products.
(b)      Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way intended to induce such customers to close any account and open accounts directly with Purchaser; provided, further, that no later than fourteen (14) days before the anticipated Closing Date, if requested by Purchaser, Seller shall use reasonable best efforts to cause BOA to notify, pursuant to a notice approved by Purchaser, Branch customers who also have deposits at Purchaser and, as a result of the transactions contemplated by this Agreement, will hold Deposits exceeding FDIC deposit insurance limits then in effect, of such limits and strategies for mitigating their potential exposure to loss.  Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.
(c)      For a period of one (1) year following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit for employment (x) any Transferred Employee, (y) any employee of Purchaser who attends one or more meetings with Seller or otherwise works directly with Seller, in each case in connection with the transitional matters set forth in Article IV hereof or (y) any employee of Purchaser whose primary job responsibilities involve the market served by the Branch; provided, however, that nothing in this Section 7.4(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any Transferred Employee who has not been employed by Purchaser or its Affiliates during the six (6) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in solicitations of Transferred Employees not otherwise permitted under this Section 7.4(c), and, in the case of (i), (ii), (iii) or (iv), thereafter employing such Transferred Employee.
(d)      For a period of one (1) year following the Closing Date, Purchaser will not, and shall cause its Affiliates not to, solicit for employment (x) any employee of Seller who attends one or more meetings with Purchaser or otherwise works directly with Purchaser, in each case in connection with the transitional matters set forth in Article IV hereof or (y) any employee of Seller whose primary job responsibilities involve the market served by the Branch or Seller's banking office located in Bangor; provided, however, that nothing in this Section 7.4(d) shall be deemed to prohibit Purchaser or its Affiliates from (i) making general solicitations not targeted at Seller's employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any employee of Seller whose employment is terminated by Seller prior to Purchaser, or any of its Affiliates, soliciting such employee, (iii) soliciting any employee of Seller who has not been employed by Seller or its Affiliates during the six (6) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are instructed not to and do not engage in solicitations of Seller's employees not otherwise permitted under this Section 7.4(d), and, in the case of (i), (ii), (iii) or (iv), thereafter employing such employee.
(e)      If any provision or part of this Section 7.4 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable.  If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.4 without violating applicable law.
7.5                  Change of Name, Etc.                                    Immediately after the Closing, Purchaser will (a) change the name and logo on the Branch, all documents and other facilities relating to the Assets and the Assumed Liabilities to Purchaser's name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the Regulatory Authorities required as a result of the consummation of such transactions.  Seller shall cooperate (and shall use reasonable best efforts to cause BOA to cooperate) with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller's or BOA's signage (or the removal of signage of an Affiliate of Seller or BOA, if applicable) by Purchaser and the installation of Purchaser's signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branch and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with all applicable zoning and permitting laws and regulations, (iv) such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of BOA (or of any of their Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition.  During the fourteen (14) calendar day period following the Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branch to allow Seller the opportunity to confirm Purchaser's compliance with the terms of this Section 7.5.
7.6                  BOA Agreement.  Seller shall use its reasonable best efforts to perform its obligations and enforce its rights under the BOA Agreement, to the extent related to the Branch, the Assets, the Assumed Liabilities or the P&A Transaction, and shall not waive the performance of any of BOA's obligations or amend the BOA Agreement in a manner that affects the Branch, the Assets or the Assumed Liabilities, in each case, without the written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.
ARTICLE 8

 TAXES AND EMPLOYEE BENEFITS
8.1                  Tax Representations.  Seller represents and warrants to Purchaser that, to Seller's Knowledge, all material Tax Returns with respect to the Assets, the Assumed Liabilities or the operation of the Branch, that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed and are accurate and are complete in all material respects, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.  There are no material liens for Taxes upon any property or assets of Seller, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in Seller's audited consolidated financial statements in accordance with GAAP.  Proper and accurate amounts have been withheld by Seller from payments made to its employees, stockholders, depositors and payees for all periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, country and local laws.  Seller has timely and properly taken such actions in response to and in compliance with any B notices or C notices from the IRS in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any customers, stockholders, or payees.
8.2                  Proration of Taxes.  For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
8.3                  Sales and Transfer Taxes.  Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the "Transfer Taxes"), that are payable or that arise as a result of the P&A Transaction, when due.  Purchaser shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.3 when due, and Seller shall cooperate with respect thereto as necessary.
8.4                  Information Returns.  At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which BOA is back-up withholding as of the Closing Date.
8.5                  Payment of Amount Due under Article 8.  Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.3, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing.  All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.
8.6                  Assistance and Cooperation.  After the Closing Date, each of Seller and Purchaser shall:
(a)                    Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branch, including information reasonably requested for purposes of reporting wages under Section 8.7(k);
(b)                    Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branch for taxable periods for which the other may have a liability under this Agreement; and
(c)                    The party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.
8.7                  Transferred Employees.
(a)                     Offers of Employment.
(i)
General.  No later than twenty (20) days following the date of this Agreement, and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to each Branch Employee who is actively employed by BOA as of the Closing Date and, subject to Section 8.7(a)(ii) below, to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser will, subject to such Branch Employee or Leave Recipient satisfying standard pre-employment screening requirements, employ each such employee who has accepted the offer.  Following the Closing Date, each Branch Employee employed by Purchaser shall, from and after the Transfer Date, be defined as a "Transferred Employee" for purposes of this Agreement.  Subject to the provisions of this Section 8.7, Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser.  Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(ii)
Special Provisions for Leave Recipients.  With respect to any Branch Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the "Leave Recipients"), Purchaser shall make an offer of employment in the manner required by Section 8.7(a)(i), contingent on such Leave Recipient's return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable law.  When a Leave Recipient who has (A) accepted the offer and (B) satisfied standard pre-employment screening requirements returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.

(b)                     Terms of Offer.  Each Branch Employee shall be offered employment subject to the following terms and conditions:
(i)
Each Branch Employee's base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by BOA to such Branch Employee as of the Business Day prior to the Closing Date;

(ii)	Each Branch Employee shall be eligible to receive incentive compensation comparable to that which such Branch Employee was eligible for under BOA's plans and policies as in effect on the Closing Date;
(iii)
Each Branch Employee shall be eligible to receive employee benefits substantially comparable to those available to such Branch Employee under BOA's plans and policies as in effect on the Closing Date; and

(iv)	Each Branch Employee shall be offered employment at a job location that is no more than thirty (30) miles from such Branch Employee's primary workplace immediately prior to the Closing Date.
(c)                     Severance Payments.  With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than cause on or before the first anniversary of the applicable Transfer Date (the "Severance Period"), Purchaser shall pay to such Transferred Employee the amount of cash severance pay such Transferred Employee would have received if he or she separated from BOA under BOA's severance policy as described in Schedule 8.7(c)(i) of the Seller Disclosure Schedule; provided, however, that such Hired Employee shall be credited for service with BOA as described in Section 8.7(d) of the Agreement.
(d)                     Credit for Service. Purchaser shall cause each benefit plan maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the "Purchaser Benefit Plans"), to take into account for all purposes under Purchaser Benefit Plans (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of such employees with Seller or its Affiliates prior to the Transfer Date to the same extent as such service was credited for the applicable purpose by BOA or the applicable Affiliate.
(e)                     Pre-Existing Conditions. Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the Transfer Date, and (ii) use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under BOA's or any of its Affiliates' health or welfare plans in the calendar year in which the Transfer Date occurs.
(f)                     Vacation.  Seller shall use reasonable best efforts to cause BOA to pay to the Transferred Employees all accrued but unpaid vacation for periods prior to the Transfer Date as soon as administratively practicable after the Transfer Date or as required by applicable Law, but in no event later than thirty (30) Business Days after the Transfer Date.
(g)                     Bonus Payments.  Seller shall use reasonable best efforts to cause BOA to retain (and be liable for the payment of) all amounts earned by a Transferred Employee under the Benefit Plans that provide incentive compensation in which such Transferred Employee is eligible to participate (determined as of immediately prior to the applicable Transfer Date) for periods of service through the day immediately prior to the applicable Transfer Date.  From and after the Closing Date, Purchaser shall be liable for the payment of incentive compensation to the Transferred Employees for service with Purchaser from and after the applicable Transfer Date.
(h)                     Rollover of 401(k) Plan Accounts and Loans.  Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take (and Seller shall use reasonable best efforts to cause BOA to take) any and all action as may be required, including, if necessary, amendments to the tax qualified defined contribution plan of Seller in which Transferred Employees participate (the "BOA 401(k) Plan") and/or the tax qualified defined contribution plan of Purchaser (the "Purchaser 401(k) Plan"), to permit each Transferred Employee to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the BOA 401(k) Plan to the Purchaser 401(k) Plan.
(i)                     Welfare Benefits Generally. Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to "qualifying events" with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee's Transfer Date.  For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose.  A disability or workers' compensation claim shall be considered incurred before the relevant Transferred Employee's Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date.
(j)                     Liabilities under Benefit Plans.  Except as expressly provided in this Section 8.7, (i) BOA shall remain solely responsible for any and all liabilities and obligations arising under or with respect to the Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, and (ii) for purposes of this Agreement, liabilities under or with respect to the Benefit Plans shall be considered Excluded Liabilities.
(k)                     Payroll Taxes. The Purchaser and the Seller agree that the payroll taxes of the Transferred Employees shall be treated in accordance with the Standard Procedure of Section 4 of Revenue Procedure 2004-53.
(l)                     No Third Party Rights or Amendment to Benefit Plans.  Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser, BOA or Seller or their respective Affiliates or through any employee benefit plan.  This Agreement shall not limit Purchaser's or Purchaser's Affiliate's ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan.  This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of BOA, Seller or any of their respective Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.
ARTICLE 9

 CONDITIONS TO CLOSING
9.1                  Conditions to Obligations of Purchaser.  Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
(a)                    Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
(b)                    Orders.  No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an "Order") that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.
(c)                    Representations and Warranties.  (i)  The representations and warranties of Seller contained in Sections 5.1, 5.2(i), 5.13, 5.15 and 5.16 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to "materiality" or "Material Adverse Effect") do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Seller.
(d)                    Covenants and Other Agreements.  Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)                          Seller Officers' Certificate.  Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.
(f)                    Seller Closing Deliverables.  Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.
(g)                    Bangor P&S Agreement Closing.  All conditions to the closing of the Bangor P&S Agreement shall have been met or waived such that closing of the transactions contemplated in the Bangor P&S Agreement may occur simultaneously with the Closing.
9.2                  Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:
(a)                    Regulatory Approvals.  The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.
(b)                    Orders.  No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.
(c)                    Representations and Warranties.  (i)  The representations and warranties of Purchaser contained in Sections 6.1, 6.2(i), 6.7 and 6.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to "materiality" or "Material Adverse Effect") do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.
(d)                    Covenants and Other Agreements.  Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.
(e)                    Purchaser Officers' Certificate.  Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.
(f)                    Purchaser Closing Deliverables.  Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.
(g)                    BOA Agreement Closing.  The transactions contemplated by the BOA Agreement shall have been consummated.
ARTICLE 10

 TERMINATION
10.1                  Termination.  This Agreement may be terminated at any time prior to the Closing Date:
(a)                    by the mutual written agreement of Purchaser and Seller;
(b)                    by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser's breach of this Agreement or failure to act in good faith or Purchaser's or any of its representative's failure to use reasonable best efforts to cause the Closing to occur;
(c)                    by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller's or any of its representative's failure to act in good faith or Seller's breach of this Agreement or failure to use reasonable best efforts to cause the Closing to occur;
(d)                    by Seller or Purchaser, in the event the Closing has not occurred by the date that is nine (9) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or
(e)                    by either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.
10.2                  Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.
ARTICLE 11

 INDEMNIFICATION
11.1                  Indemnification.  (a)  Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:
(i)
any breach of any representation or warranty made by Seller in this Agreement (disregarding, in each case other than in the case of Section 5.14, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to "materiality," "in all material respects," "Material Adverse Effect" or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;
(iii)	any Excluded Taxes; or
(iv)	any Excluded Liability.
(b)                    Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:
(i)
any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to "materiality," "in all material respects," "Material Adverse Effect" or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or
(iii)
the Assumed Liabilities or any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser's ownership and operation from and after the Closing of the business represented by the Branch, the Assets or the Assumed Liabilities.

(c)                    To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure.  The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability.  In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.
(d)                    Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.
(e)                    Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $10,000 (the "Deductible"), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be $100,000.  In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.
(f)                    Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vii) ("Purchaser Taxes") and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vii) ("Seller Taxes"), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the "Controlling Party") shall be entitled to control the defense of such third party claim (such third party claim, a "Tax Claim").  In such case, the other party (Seller or Purchaser, as the case may be, the "Non-Controlling Party") shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.
(g)                    Except as otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.
(h)                    In connection with any claim for indemnification under this Article 11, the amount that any indemnifying party is or may be required to pay to any indemnified party shall be reduced (retroactively, if necessary) by the amounts recovered by the indemnified party under third party insurance policies or third party indemnification obligations, net of any deductible or any other expense incurred by the party entitled to indemnification in obtaining such recovery.  If an indemnified party shall have received payment from the indemnifying party for a Loss and subsequently recovers amounts under third party insurance policies or third party indemnification obligations, then the indemnified party shall promptly refund to the indemnifying party a sum equal to the amount of such recovered amounts, net of any deductible or any other expense incurred by the party entitled to indemnification in obtaining such recovery.
(i)                    In addition to the requirements of Section 11.1(h), an indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11.  In the event that an indemnified party shall fail to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.
11.2                  Exclusivity.  After the Closing, except as expressly set forth in Sections 4.8 and 8.3, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.
11.3                  AS-IS Sale; Waiver of Warranties.  Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an "AS-IS-WHERE-IS" basis, and are being accepted without any representation or warranty.  As part of Purchaser's agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT.  SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY.  SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.
ARTICLE 12

 MISCELLANEOUS
12.1                  Survival.  (a)  The parties' respective representations and warranties contained in this Agreement shall survive until the eighteenth (18th) month anniversary of the Closing Date; provided, however, that (i) each of the representations and warranties of parties set forth in Sections 5.1 and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date, (ii) the representations and warranties set forth in Section 8.1 shall survive until 60 days after the expiration of the applicable statute of limitations, and (iii) the representations and warranties set forth in Section 5.9 shall survive until the expiration of the applicable statute of limitations, and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a "Survival Period"); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the applicable Survival Period shall survive until such claim is finally resolved.  The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.
(b)                    No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.
12.2                  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.
12.3                  Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
12.4                  Public Notice.  Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees with respect to any of the transactions contemplated hereby (other than normal course updates of Purchaser's overall business sent by email to Purchaser's employees consistent with past practice) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).  Purchaser and Seller each agree that, without the other party's prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than any bank Regulatory Authority).  Notwithstanding the foregoing, each party may make such public disclosure as, based on the advice of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals.
12.5                  Notices.  All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:
If to Seller:	Camden National Bank
2 Elm Street
P.O. Box 310
Camden, Maine 04843
Attention: Deborah A. Jordan
 Fax: (207) 230-2110
With a copy to:	Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 Attention: William P. Mayer and Samantha M. Kirby Fax: (617) 523-1231
If to Purchaser:	The First, N.A.
223 Main Street
P.O. Box 940
Damariscotta, Maine 04543
Attention: Daniel R. Daigneault
Fax: (207) 563-5085

With a copy to:	Pierce Atwood LLP
Merrill's Wharf
254 Commercial Street
Portland, Maine 04101
Attention: David J. Champoux
Fax: (207) 791-1350

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5.  Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service.  Notice shall be effective upon actual receipt thereof.
12.6                  Expenses.  Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.
12.7                  Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws.
12.8                  Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
12.9                  Entire Agreement; Amendment.  (a)  This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing.
(b)                    This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.  The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement.  No such waiver shall be effective unless in writing.
12.10                  Third Party Beneficiaries.  Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.
12.11                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.12                  Headings.  The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.
12.13                  Severability.  If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.
12.14                  Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated.  The Recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.13(a)" would be part of "Section 5.13" and references to "Section 5.13" would also refer to material contained in the subsection described as "Section 5.13(a)").  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.
12.15                  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.
CAMDEN NATIONAL BANK
By:
Name:
 Title:
THE FIRST, N.A.
By:
Name:
 Title:

EXHIBIT 1.1(a)

DEPOSITS

Please see the attached Excel file named "Exhibit 1.1(a) - Deposits (Rockland)."

EXHIBIT 1.1(b)

EXCLUDED DEPOSITS

None.

EXHIBIT 1.1(c)

LOANS

Please see the attached Excel file named "Exhibit 1.1(c) - Loans (Rockland)."

EXHIBIT 1.1(d)

PERSONAL PROPERTY

ATMs
ATM(s)
ATM Kiosk (stick built/brick and mortar)
ATM Kiosk or UB Housing Kiosk
ATM Kiosk or UB Housing Kiosk signage and branding
ATM Surrounds
Furniture and Fixtures
Area Rugs
Breakroom Furniture
Carpets
Ceiling Fans
Check Desks
Coat Racks
Coffee Carts
Collection Display Cases
Conference room furniture
Cubicles
Customer Service Telephone (CST) fixtures
Desks and Keys
File Cabinets and Keys
Greeter/Host Stations
Guest Chairs (non branded)
Lamps
Lighting
Media Fixture Millwork
Media Wall TV and Teller Zone Merchandising Monitors (TZM)
Merchant Room Furniture
Misc Furniture and Fixtures
Modular Furniture
Shelving
Task Chairs
Teller Stools
Technology and Related Equipment
NER Equipment and Rack
PC's
Phones
Photocopy Machines
Printers
Quick Swipe Terminal (QST) Equipment
Satellites (other than Knowledge Channel)
Sorters 4 and 8 pockets (Glory) RSI to engage Glory for removal
Teller Cash Dispensers (TCDs)
Security and Fire Systems
Fire Extinguishers
Fire Monitoring Equipment
Key Box/Keys (Banking Center)
Security Bullet Resistant (BR) Glass
Security Cameras, Vault Audio(VSA), Hold up buttons, Alarm Panel, Motion Detector, Innovonics Panel, Alarm Key Pads, Monitors and VCR
Security Dye Packs
Security Hand Held Device
Security Mirrors
Security Sensors
Vault and Related Equipment
Coin Vaults
Night Drop Equipment (Properly sealed)
Pneumatic Tubes and Carrier
Portable Vaults/Refrigerator Safes and  Combinations
Safe Deposit Boxes
Secure Lock Equipment (PC, Monitor, Printer)
Secure Lock Palm Reader
Undercounter steel
Vaults
Signage and Merchandising
Door Vinyls - generic
"Exterior Signage
Letter sets, box signs or any other signage affixed to the building
Monument signs
Pole/pylon signs
Interior Signage
Letter sets, box signs or any other signage affixed inside branch
Merchandising Fixtures - Generic
Artwork
Poster Art
Sculptures (but excluding any pieces considered "fine art")
Other Equipment
Appliances
Coffee Makers (non-vendor supplied)
Microwave
Photo Equipment (Polaroid Cameras, Tripods, etc…)
Photo Screens (blue/white)
Small Business equipment (10 keys, calculators)
TVs/TV Stands
Typewriters
VCRs
Forms
Generic forms
Signature Cards
Miscellaneous
Bulletin Boards
Flip Charts/Flip Chart Stands
Holiday Decorations
Office Supplies - generic
Plants
Walk off Mats
Waste Baskets
Water - Supplied (in containers or thru dispenser) Owned
Water Filtration Systems
Window Coverings

EXHIBIT 1.1(e)

SELLER'S KNOWLEDGE
Gregory Dufour - President and Chief Executive Officer
Deborah Jordan - Chief Financial Officer
Peter Greene - EVP Operations and Technology
June Parent - EVP Senior Retail Banking
Carolyn Crosby - VP Human Resource and Development

EXHIBIT 3.5(b)

FORM OF BILL OF SALE
BILL OF SALE, dated as of _______________, 2012, by and between Camden National Bank, a national banking association organized under the laws of the United States, with its principal office located in Camden, Maine ("Seller"), to The First, N.A. a national banking association organized under the laws of the United States, with its principal office located in Damariscotta, Maine ("Purchaser").
W I T N E S S E T H:
WHEREAS, Seller and Purchaser, are parties to a Purchase and Assumption Agreement, dated as of ___________, 2012 (the "P&A Agreement") with respect to the sale by Seller and the purchase by Purchaser of the Assets;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby convey, grant, bargain, sell, transfer, set over, assign, alienate, remise, release, deliver and confirm unto Purchaser, its successors and assigns, forever, all of Seller's right, title, interest and claim in and to the Personal Property as of 5:01 p.m., Eastern time, on the date hereof.
TO HAVE AND TO HOLD all and singular of the foregoing unto Purchaser, its successors and assigns, to its and their own use and enjoyment forever.
SELLER FURTHER COVENANTS AND AGREES AS FOLLOWS:
1.      From time to time, Seller, its successor and assigns, shall execute and deliver all such further bills of sale, assignments or other instruments of conveyance and transfer as Purchaser, its successors or assigns, may reasonably request more effectively to transfer to and vest in Purchaser all of Seller's interest in the Personal Property.
2.      This Bill of Sale and all transfers of property and other actions confirmed hereby shall be governed by and construed in accordance with the terms and conditions of the P&A Agreement and the laws of the State of Maine.
3.      All capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the P&A Agreement.
4.      Nothing contained in this Bill of Sale shall be deemed to supersede any of the covenants, agreements, representations or warranties of Seller or Purchaser contained in the P&A Agreement or to otherwise alter, amend, supersede or add to the terms of the P&A Agreement.  To the extent any inconsistency exists between this Bill of Sale and the P&A Agreement, the terms of the P&A Agreement shall control and prevail.
5.      Except as provided herein or in the P&A Agreement, Purchaser is purchasing the Personal Property on an "as-is, where-is" basis.  Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding the Personal Property, except as expressly provided herein or in the P&A Agreement, and none shall be implied at law or in equity.
6.      This Bill of Sale may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.  This Bill of Sale shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.
7.      This Bill of Sale may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Bill of Sale as of the day and year first above written.
CAMDEN NATIONAL BANK
By:
Name:
 Title:
Acknowledged and Agreed to by:

THE FIRST, N.A.

By:
Name:
 Title:

EXHIBIT 3.5(c)

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of ____________, 2012 (the "Agreement"), is executed and delivered by and between Camden National Bank, a national banking association organized under the laws of the United States, with its principal office located in Camden, Maine ("Seller"), and The First, N.A., a national banking association organized under the laws of the United States, with its principal office located in Damariscotta, Maine ("Purchaser"), in connection with the closing of the transactions contemplated in the Purchase and Assumption Agreement, dated as of _______, 2012 (the "P&A Agreement") between Seller and Purchaser.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the P&A Agreement.
W I T N E S S E T H:
WHEREAS, subject to the terms and conditions set forth in the P&A Agreement, Seller has agreed to assign, and Purchaser has agreed to assume, the Assumed Liabilities;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.      Seller hereby sells, assigns, conveys, transfers and delivers, and Purchaser assumes and accepts, the Assumed Liabilities (other than the Branch Leases, Tenant Leases, Equipment Leases and Assumed Contracts).  Purchaser hereby agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay, observe, perform and discharge the disclosed Assumed Liabilities (other than the Branch Leases, Tenant Leases, Equipment Leases and Assumed Contracts) from and after the Closing.
2.      This Agreement is not intended to, and does not in any way ratify, extend, or renew any of the Assumed Liabilities or any other liability that has terminated or expired pursuant to its terms or otherwise.
3.      Purchaser, for itself and its successors and permitted assigns, by this Agreement, covenants and agrees that it and its successors and permitted assigns shall execute and deliver, or cause to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such other actions as Seller may reasonably request in order to effect the intent and purposes of this Agreement and the transactions contemplated hereby.
Seller, for itself and its successors and permitted assigns, by this Agreement, covenants and agrees that it and its successors and permitted assigns shall execute and deliver, or cause to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such other actions as Purchaser may reasonably request in order to effect the intent and purposes of this Agreement and the transactions contemplated hereby.
4.      Seller hereby (a) resigns as the trustee or custodian of each Deposit in an IRA or Keogh Account (that is not an Excluded IRA/Keogh Account Deposit) of which it is the trustee or custodian, and (b) to the extent permitted by the documentation governing such IRA or Keogh Account, appoints Purchaser as successor trustee or custodian of each such IRA or Keogh Account, and Purchaser hereby accepts each such trusteeship or custodianship and assumes all fiduciary obligations with respect thereto.
5.      Each person executing this Assignment represents and warrants that he or she is duly authorized and empowered to execute this Agreement, and does so as the act of and on behalf of the party indicated below.
6.      No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than Purchaser and Seller.  This Agreement expressly does not create or evidence a partnership or joint venture between Purchaser and Seller.
7.      This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns; provided that neither this Agreement nor any of the obligations of either party under this Agreement may be assigned or delegated by either party hereto without the prior written consent of the other party, and any purported assignment in contradiction of this Section 7 shall be void.
8.      This Agreement and assumption and other actions confirmed hereby shall be governed by and construed in accordance with the terms and conditions of the P&A Agreement and the laws of the State of Maine.  Nothing contained in this Agreement shall be deemed to supersede any of the covenants, agreements, representations or warranties of Seller or Purchaser contained in the P&A Agreement or to otherwise alter, amend, supersede or add to the terms of the P&A Agreement.  To the extent any inconsistency exists between this Agreement and the P&A Agreement, the terms of the P&A Agreement shall control and prevail.
9.      Except as otherwise provided herein, all of the transactions provided for herein shall be effective as of 5:01 p.m., Eastern time, on the date hereof.
10.      This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Seller and Purchaser.
11.      This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties herein have duly executed and delivered this Agreement as of the day and year first above written.
CAMDEN NATIONAL BANK

By:
Name:
 Title:
THE FIRST, N.A.

By:
Name:
 Title:

EXHIBIT 4.8

BRANCH TELEPHONE NUMBERS
Branch Name	Customer Phone Number

Rockland	207-594-4472